TERMINATION AGREEMENT

This Termination Agreement (the “Termination Agreement”) is made and dated as of June 2 2009 (the “Effective Date”) by and among CombinatoRx, Incorporated, a Delaware corporation with its registered office at 245 First Street, Cambridge, Massachusetts, 02142, USA (“CRX”), BioMedical Sciences Investment Fund Pte Ltd, a Singapore private limited company with its registered address at 250 North Bridge Road #20-02 Raffles City Tower, Singapore 179101

(“BioMedical”) and CombinatoRx (Singapore) Pte. Ltd., a Singapore private limited company with its registered address at 11 Biopolis Way #08-05/06 Helios Singapore 138667 (“CRX-SG”). Each of CRX, BioMedical and CRX-SG is a “Party” to this Termination Agreement.

WHEREAS, all Parties entered into the Subscription and Shareholders Agreement, dated as of August 19, 2005 (the “SSA”) and the Swap-Up Agreement, dated as of August 30, 2005 (the “SUA”); CRX and BioMedical entered into the Share Charge, dated as of August 30, 2005 (the “SC”), the Registration Rights Agreement, dated as of August 30, 2005 (the “RRA”); CRX and CRX-SG entered into a Services Agreement, dated as of August 19, 2005 (collectively with all Statements of Work, as defined therein, entered into pursuant thereto, the “SA”) and the Parent Subscription Agreement, dated as of August 18, 2005 (the “PSA”); CRX issued to BioMedical a Common Stock Purchase Warrant on August 19, 2005 (the “Warrant”); and CRX, Biomedical and the shareholders of CRX entered into the Preferred Stock Rights Agreement dated as of August 30, 2005 (the “PSRA”).

WHEREAS, the PSRA was terminated on November 9, 2005 in accordance with Section 2.1 of the PSRA upon the initial public offering of the common stock of CRx.

WHEREAS, the Parties now wish to terminate or amend the various agreements among and between the Parties;

NOW, THEREFORE, for good and valuable consideration, the Parties hereby agree as follows:

1.	Reference to Agreements. Reference is made to (i) the SUA, the RRA and the SA (collectively, the “US Terminated Documents”), (ii) the following convertible notes issued by CRX-SG to BioMedical: the Series 1 Notes issued on August 30, 2005 with a principal amount of US$5.5 million, the Series 2 Notes issued on June 8, 2006 with a principal amount of US$3.5 million, the Series 3 Notes issued on May 30, 2007 with a principal amount of US$3.5 million, the Series 4 Notes issued on August 4, 2008 with a principal amount of US$2.5 million and the Series 5 Notes issued on August 4, 2008 (collectively, the “Notes”), (iii) the Debenture, dated as of August 30, 2005, between BioMedical and CRX-SG relating to the Notes (the “Debenture”), and (iv) the SSA, the PSA and the SC (collectively, the “Singapore Terminating Agreements”).

2. Termination of Agreements. The US Terminated Documents are hereby terminated and shall be null, void and of no further force or effect. Notwithstanding any provision to the contrary in this Agreement pursuant to which the SA has been terminated, the Parties expressly agree that the termination of the SA shall not affect Sections 9, 11 and 12 of the SA which shall survive the expiration or termination of the SA and continue in full force and effect. Notwithstanding the provisions of the US Terminated Documents (save for the SA), the Parties agree that any provisions contained in the US Terminated Documents (save for the SA) that are stated to survive the termination thereof shall be of no further force or effect as of the Effective Date, provided, however, the payment obligations of CRX-SG to CRX pursuant to the SA, incurred or accrued prior to the Effective Date for pass-through expenses and not exceeding US $50,000 in total, shall remain outstanding and payable in accordance with the terms of Section 6.A. of the SA and provided that the payment obligations of CRX-SG of such pass-through expenses are conditional upon the production by CRX of documentary evidence, to CRX-SG’s satisfaction, of such pass-through expenses having incurred or accrued. The Parties agree that Section 8(E) of the SA shall terminate as of the Effective Date and all rights and licences granted under Section 8(E) shall henceforth cease.

3.	Transition Services Agreement. CRX and CRX-SG agree to execute the Transition Services Agreement (“TSA”), in the form attached hereto as Exhibit A, on the Effective Date.

4.	Intellectual Property Assignment Agreement. CRX and CRX-SG agree to execute the Intellectual Property Assignment Agreement (“IPAA”), in the form attached hereto as Exhibit B, on the Effective Date. The intellectual property rights granted by CRX to CRX-SG pursuant to the SA and any agreements or arrangements between CRX and CRX-SG other than the IPAA are hereby terminated and are null, void and of no further force or effect. As of the Effective Date, CRX-SG shall only have such rights to intellectual property created, owned or controlled by CRX as are set forth in the IPAA.

5.	Singapore Terminating Agreements: The Parties have agreed to terminate their respective Singapore Terminating Agreements on and subject to the terms and conditions contained in the Share Purchase Agreement entered into between CRX, BioMedical and CRX-SG on the Effective Date (“the SPA”).

6.	Conveyance of Shares of CRX-SG. The 2,602,041 ordinary shares of CRX-SG held by CRX shall be acquired by BioMedical for US$1.00 in aggregate pursuant to the SPA on the Effective Date.

7.	Notes and Debenture. In accordance with the SPA, as of the Effective Date, BioMedical and CRX-SG shall amend the terms and conditions of the Notes and prepare a Supplemental Debenture, and CRX-SG shall promptly file the Supplemental Debenture with the Singapore Accounting and Corporation Regulatory Authority (“ACRA”) after the Effective Date.

8.	Amendment of Memorandum and Articles of Association; CRX-SG Name Change. BioMedical, as the sole shareholder of CRX-SG, immediately following the conveyance of the ordinary shares of CRX-SG held by CRX pursuant to Section 6 hereof, agrees to prepare, execute and file an amended and restated Articles of Association of CRX-SG

(the “Amended Articles”), with ACRA on the Effective Date and to cause CRX-SG to change its name to ExCRX Singapore Pte. Ltd

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9.	Approvals. Each Party represents that it has obtained all shareholder, director and third party approvals and consents as may be required for such Party to execute this Termination Agreement, terminate the US Terminated Documents, enter into the TSA, IPAA and SPA and perform all other actions contemplated thereby or hereby or that may be necessary to effectuate the foregoing, under all applicable laws and regulations.

10.	Resignation of CRX Directors. CRX agrees to cause one of the directors of CRX-SG appointed by CRX (namely Alexis A Borisy) and the alternate director of CRX-SG appointed by Alexis A Borisy (namely Robert Malcolm Alexander Forrester) to resign on the Effective Date, and CRX-SG agrees to arrange for such resignations to be properly notified to ACRA promptly after the Effective Date.

11.	Warrant. CRX and BioMedical agree that the Warrant shall remain issued and outstanding following the Effective Date.

12.	Confidentiality. The Parties hereby agree that the provisions of Clause 19 of the SPA relating to confidentiality shall also apply to this Agreement.

13.	Mutual Releases.

(a) Each of BioMedical and CRX-SG, in consideration of the agreements hereunder and for other valuable consideration, the receipt and sufficiency of which are acknowledged, for themselves, and for their respective parents, subsidiaries, affiliates, agents, employees, officers, directors, successors, attorneys and assigns (“BioMedical Releasors” and “CRX-SG Releasors,” respectively) fully releases and discharges, and covenants not to sue, CRX, its present and former subsidiaries, affiliates, directors, officers, employees, agents, stockholders, successors, attorneys and assigns, forever, from and with respect to any claims, liabilities, actions and suits of any nature, whether in law, at equity or otherwise, which the BioMedical Releasors and the CRX-SG Releasors ever had or now have upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Date that relates to or arises from the US

Terminated Documents, the Notes, Debenture or the Singapore Terminating Agreements.

(b) CRX, in consideration of the agreements hereunder and for other valuable consideration, the receipt and sufficiency of which are acknowledged, for itself, and by these presents for its subsidiaries (other than CRX-SG), affiliates, agents, employees, officers, directors, successors, attorneys and assigns (“CRX

Releasors”), fully releases and discharges, and covenants not to sue, BioMedical and CRX-SG, their respective present and former parents, subsidiaries, affiliates, directors, officers, employees, agents, stockholders, successors, attorneys and assigns, forever, from and with respect to any claims, liabilities, actions and suits of any nature, whether in law, at equity or otherwise, which CRX Releasors ever had or now have upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Date that relates to or arises from the US Terminated Documents, the Notes, Debenture or the Singapore Terminating Agreements. For the avoidance of doubt, nothing herein shall affect the rights and obligations of BioMedical and CRX-SG inter se in respect of the Notes, Debenture or the Singapore Terminating Agreements.

14.	Indemnification.

	(a)	BioMedical agrees to indemnify CRX against and shall hold it harmless from any and all damage, loss, liability, fines, penalties and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the Parties) incurred or suffered by CRX arising out of any misrepresentation or breach of warranty or breach of covenant or agreement (including, but not limited to, Section 13 hereof) made or to be performed by BioMedical pursuant to this Termination Agreement.

	(b)	CRX-SG agrees to indemnify CRX against and shall hold it harmless from any and all damage, loss, liability, fines, penalties and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the Parties) incurred or suffered by CRX arising out of any misrepresentation or breach of warranty or breach of covenant or agreement (including, but not limited to, Section 13 hereof) made or to be performed by CRX-SG pursuant to this Termination Agreement.

	(c)	CRX agrees to indemnify BioMedical against and shall hold it harmless from any and all damage, loss, liability, fines, penalties and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the Parties) incurred or suffered by BioMedical arising out of any misrepresentation or breach of warranty or breach of covenant or agreement (including, but not limited to, Section 13 hereof) made or to be performed by CRX pursuant to this Termination Agreement.

	(d)	CRX agrees to indemnify CRX-SG against and shall hold it harmless from any and all damage, loss, liability, fines, penalties and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the Parties) incurred or suffered by CRX-SG arising out of any misrepresentation or breach of warranty or breach of covenant or agreement (including, but not limited to, Section 13 hereof) made or to be performed by CRX pursuant to this Termination Agreement.

15.	Successors and Assigns. This Termination Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns, and neither this Termination Agreement nor any of the rights, interests or obligations hereunder of the Parties hereto may be assigned or delegated by any of the Parties hereto without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

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16.	Waiver. Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

17.	Costs and Attorneys’ Fees. Each of CRX, CRX-SG and BioMedical shall bear its own costs, including attorney’s fees, in connection with the preparation and negotiation of this Agreement, the TSA, the IPAA and the SPA and the consummation of the transactions contemplated thereby.

18.	General. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument, shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of New York and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

19.	Announcement. None of the Parties shall make or authorise the making of any announcement concerning the subject matter of this Agreement at any time without the prior written approval of the other Parties. None of the Parties shall use the name of the other Parties, either expressly or by implication, for any purpose whether in relation to any news, advertisement, promotional materials or other form of publicity without obtaining the prior written consent of the other Parties. Notwithstanding the generality of this Section 19, the Parties may notify third parties of the fact that this Agreement is in effect and may disclose this Agreement and the transactions contemplated thereby as required by law, any regulatory body or the rules and regulations of any recognized stock exchange, provided that where any Party makes any disclosure and/or announcement pursuant to the rules and regulations of any recognized stock exchange, they shall do so in consultation with each other.

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized officer as an agreement under seal as of the date hereof.

COMBINATORX, INCORPORATED

By: /s/ Robert Forrester Name: Robert Forrester Title: Executive Vice President and CFO BIOMEDICAL SCIENCES INVESTMENT FUND PTE LTD

By: /s/ Chu Swee Yeok Name: Chu Swee Yeok Title: Director

COMBINATORX (SINGAPORE) PTE LTD

By: Yeo Su Ling Name: Yeo Su Ling Title: Director

Exhibit A

Form Transition Services Agreement

Exhibit B

Form Intellectual property Assignment Agreement